Exhibit (4)(ii)

AMENDMENT NUMBER TWO TO

THE NORTHERN TRUST COMPANY THRIFT-INCENTIVE PLAN

(As Amended and Restated Effective as of January 1, 2010)

WHEREAS, The Northern Trust Company (the “Company”) maintains The Northern Trust Company Thrift-Incentive Plan, As Amended and Restated Effective as of January 1, 2010, (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the undersigned officer under Section 11.1 of the Plan, the Plan is hereby amended effective as of September 30, 2011, to add the following as a new sentence immediately prior to the last sentence of section 8.3 of the Plan:

“For Forfeitures that are processed after September 30, 2011, the Unvested Portion of the Member’s Matching Contribution Account, Profit Sharing Account, Former ESOP Account and Acquired Company Prior Plan Account which is forfeited shall result in a pro rata reduction in the Investment Funds in which such Accounts are invested.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf this 21st of September, 2011 effective as of September 30, 2011.

THE NORTHERN TRUST COMPANY

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and
Human Resources Department Head